Exhibit 99.1

PRESS RELEASE

For more information:

Michael Eckert, Corporate Marketing Manager, Nexxus Lighting, Inc.

704-405-0416 Email: meckert@nexxuslighting.com

Nexxus Lighting Reports Fourth Quarter and Full Year 2008 Results

Company Reports Record Revenue of $14.2 Million

CHARLOTTE, NC, March 27, 2009 – Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS) today reported its fourth quarter and full year 2008 results. Highlights include:

•	Record full year company revenue of $14.2 million – an increase of 40% over 2007

•	Fourth quarter revenue increase of 33% over the same period of 2007

•	Commercial Lighting revenue increased 90% in the fourth quarter of 2008 and 98% for all of 2008 compared to the same periods in 2007

•	Pool & Spa Revenue increase 41% in fourth quarter of 2008 and 26% for all of 2008 compared to the same periods in 2007

•

Integrated the operations of SV Lighting and Advanced Lighting Systems into a consolidated Commercial Lighting Division during the first quarter of 2009, which is expected to save approximately $1 million in expense in 2009

•	Officially launched its new Array™ Lighting LED replacement lamp product line

•	Adjusted EBITDA of ($5.5) million excluding certain significant items

2008 Full Year Performance

2008 Revenue

Revenue for 2008 increased 40% to approximately $14,233,000 compared to approximately $10,200,000 in 2007. This increase was driven by the September 2007 acquisition of Advanced Lighting Systems (ALS), the April 2008 acquisition of Lumificient Corporation and a 26% increase in revenue from our Pool and Spa Division, offset by lower sales in our SV Lighting and International businesses. Excluding the impact from the September 2007 acquisition of ALS and the April 2008 acquisition of Lumificient, sales decreased 7% to approximately $9,090,000 in 2008 from approximately $9,753,000 in 2007.

Revenue from sales of our pool and spa lighting products was approximately $4,968,000 in 2008, as compared to approximately $3,941,000 for 2007. Revenue increased approximately $1,027,000, or 26%, despite the significant year over year reductions in new pool construction. We believe the improvement reflects the impact of our pool and spa management, their efforts to gain market share and the results of new product introductions, specifically sales of our new Savi™ Note lighting system.

Revenue from our commercial lighting products sold through SV Lighting, ALS and Lumificient was approximately $8,069,000 in 2008, as compared to approximately $4,075,000 for 2007. This increase of $3,994,000, or 98%, is attributable to commercial sales by ALS and Lumificient. Excluding revenue attributable to ALS and Lumificient, our commercial sales decreased approximately $699,000 or 19%. This decrease reflects the drop in commercial construction activity across the United States, especially in the second half of 2008.

Revenue from sales of our products internationally (for our purposes, outside of the United States and Canada) was approximately $1,194,000 in 2008 as compared to approximately $2,185,000 for 2007. This decrease of $991,000, or 45%, was primarily due to weaker world economic conditions and organizational challenges that decreased our service levels.

Sales of LED products accounted for 68% and 51% of our revenue while sales of fiber optic lighting products accounted for 29% and 44% of our revenue for the years ended December 31, 2008 and 2007, respectively. The balance of the revenue mix consisted of sales of water feature products.

2008 Gross Profit

Gross profit for 2008 and 2007 was $3,480,000 and $2,747,000, respectively. Gross margins decreased 3% from 27% of sales in 2007 to approximately 24% of sales for 2008. Direct gross margins, which is revenue less material costs, decreased to 50% in 2008 from 56% in 2007. This decrease reflects certain price concessions in our SV Lighting and Pool and Spa Divisions. The addition of ALS and Lumificient also had a dilutive effect as those businesses traditionally experienced lower direct gross margins.

Production costs in 2008 increased to approximately $3,635,000, or 26% of revenue, as compared $2,972,000, or 29% of revenue, in 2007. Production costs at our SV Lighting and Pool and Spa Divisions remained roughly flat on lower sales, reflecting higher shipping costs and the effect of booking higher inventory reserves for slow moving products and sales returns in the fourth quarter of 2008. ALS and Lumificient traditionally have lower production costs measured as a percent of revenue, which resulted in lowering our overall ratio of production costs to revenue.

2008 Operating Expenses

Selling, general and administrative (SG&A) expenses in 2008 were approximately $9,014,000, or 63% of revenue, compared to $5,562,000, or 55% of revenue in 2007. The addition of ALS and Lumificient accounted for approximately $2,060,000 of the $3,452,000 increase in SG&A expense. Excluding the impact of ALS and Lumificient, SG&A expenses increased $1,610,000 in 2008 as compared to 2007. This net increase was principally due to increases of $640,000 in wages and payroll taxes due to additions of management and sales positions, a $424,000 increase for trade show and travel expenses, and a $192,000 increase in health insurance benefits. The increase in SG&A expenses for the period also reflects an increase of $202,000 in stock compensation cost to $430,000 and 2008 expenses related to our new headquarters located in Charlotte, North Carolina, which was opened in June 2007 of approximately $122,000.

Research and development costs were approximately $747,000 during 2008 as compared to approximately $418,000 during 2007. This increase of approximately $329,000 was primarily due to an increase in wages and direct materials as we developed the Array Lighting product line.

During the fourth quarter of 2008, we made a strategic decision to integrate the operations of ALS with SV Lighting’s operations in Orlando, Florida. In March 2009, we closed ALS’ Sauk Centre facility and transferred production to our Orlando facility and to third party manufacturers. We recorded a restructuring and impairment charge in 2008 primarily related to the closure of the Sauk Centre, Minnesota facility and organizational restructuring into our new Commercial Lighting Division. The charge consists primarily of impairment of intangible assets totaling approximately $2,139,000, stay bonuses and one-time termination benefits of approximately $22,000 that will be paid subsequent to year-end, an increase in the reserve for inventory to be scrapped or destroyed of approximately $172,000 and the write off of equipment and other assets of $23,000. In addition, the charge includes a liability of approximately $566,000 for the settlement of a related party office lease and severance obligation, which was paid by issuing 78,000 shares of common stock subsequent to year-end. The majority of these expenses are non-cash charges.

2008 Net Loss

Net loss for the years ended December 31, 2008 and December 31, 2007 was approximately $10,370,000 and $2,940,000, respectively. These results include charges of $3,869,000 or $0.50 per basic and diluted common share related to the restructuring and impairment charge, debt extinguishment costs and costs associated with an abandoned follow-on public offering. After including the effects of the dividends related to the preferred stock and warrants issued in 2008, net loss attributable to common stockholders was approximately $10,512,000. Basic and diluted loss per common share attributable to common stockholders was $1.35 and $0.44 for the years ended December 31, 2008 and December 31, 2007, respectively. Excluding the $3,869,000 of charges discussed above, basic and diluted loss per common share attributable to common stockholders was $0.85.

2008 Adjusted EBITDA

EBITDA adjusted for the restructuring and impairment charge of approximately $2,922,000, the debt extinguishment costs of approximately $628,000 and costs associated with the abandoned follow-on public offering of approximately $319,000 was approximately ($5,500,000) (Adjusted EBITDA). While Adjusted EBITDA is a non-GAAP measurement, we believe that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers losses from restructuring and impairment charges and financing transactions to result from investing and financing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

“With the official launch of our new Array Lighting brand of LED replacement lamps in late December, initial production and orders are beginning to flow. Despite the dramatic slow down in commercial new construction, the market demand for energy efficient replacement lighting solutions is growing, and with the national focus on energy and environmental conservation, we feel we have the right new products at the right time,” stated Mike Bauer, President & CEO. “Our Lumificient and Pool and Spa businesses performed extremely well in the fourth quarter and we are optimistic about our plan for 2009. There is no doubt that all of our served markets are down significantly overall. However, by focusing on new product sales and the opportunities our commercial consolidation provides, we believe that our company is in a unique position to capitalize on growth opportunities. We believe that our new Array Lighting brand of LED replacement lamps is a game changing technology, and we are excited about the markets initial response to this product,” added Mr. Bauer.

Fourth Quarter Revenue

Total revenues for the three months ended December 31, 2008 increased approximately 33% to approximately $3,499,000 as compared to approximately $2,639,000 for the fourth quarter of 2007. Commercial lighting revenue increased 90% or approximately $1,054,000 in the quarter, as compared to the same period in 2007. This increase was driven by the acquisition of Lumificient in the second quarter of 2008 offset by lower revenue from ALS and SV Lighting due to the significant slow down in new commercial construction as project releases were delayed or canceled. Array Lighting, our new brand of LED replacement light bulb that utilizes a patent pending thermal management system and overall design, was introduced in December 2008 and is expected to support an increase in commercial revenue in 2009 despite the current slow down in commercial construction as well as help improve overall gross margin.

Pool and spa revenue increased 41% or approximately $373,000 in the fourth quarter of 2008 as compared to the fourth quarter of 2007. This increase was driven by the successful implementation of a year end early buy distributor program consistent with industry practice and the continued success of our Savi Note product line. We have introduced two new product lines in 2009, the Savi Melody and Savi X-stream, and we are focusing on continuing to gain market share in a down market.

Gross Profit

Gross profit for the quarter ended December 31, 2008 decreased $227,000 to $328,000 as compared to $555,000 for the quarter ended December 31, 2007, primarily due to certain significant events in the quarter including increased inventory reserves to address slow moving inventory and 2008 sales returns, as well as the shift to a heavy mix of lower margin pool products due to the slow down in commercial construction. As we look to 2009, the first two months of the year have seen margins returning to historic levels comparable to the third quarter of 2008. We expect to see margins improve throughout 2009, as a result of material cost reductions and anticipated increases in sales of new higher margin products.

Operating Expenses

Operating expenses for the quarter ended December 31, 2008 increased approximately $3,741,000 to approximately $5,667,000 as compared to approximately $1,926,000 for the quarter ended December 31, 2007, primarily as a result of the restructuring and impairment charge of $2,922,000, an increase of approximately $655,000 in selling expense and an increase of approximately $113,000 in research and development expense. The increase in selling expense is primarily from the addition of Lumificient and increased trade show and travel expense in the quarter. The increase in research and development expense reflects work on the development of the Array Lighting product line.

Fourth Quarter Net Loss

Net loss for the three months ended December 31, 2008 and December 31, 2007 was approximately $6,359,000 and $1,326,000, respectively. The 2008 results include charges of $3,869,000, or $0.48 per basic and diluted share, related to the restructuring and impairment charge, debt extinguishment costs and the abandoned offering costs. After including the effects of the dividends related to the preferred stock and warrants issued in 2008, net loss attributable to common stockholders was approximately $6,501,000. Basic and diluted loss per common share attributable to common stockholders was $0.80 and $0.19 for the three months ended December 31, 2008 and December 31, 2007, respectively. Excluding the $3,869,000 of charges discussed above, basic and diluted loss per common share attributable to common stockholders was $0.32.

As of December 31, 2008 the company had no long term debt and had cash and cash equivalents of $2,949,000.

“Fiscal 2008 was a challenging year for the U.S. economy, and its effect on consumer confidence and financial markets reflects the turmoil facing the lighting industry and our business,” stated Gary Langford, Chief Financial Officer of Nexxus Lighting. “Nevertheless, we are pleased with the investments and strategic decisions that we have made to position us in the marketplace.”

Nexxus Lighting, Inc. Life’s Brighter!™

For more information, please visit the new Nexxus Lighting web site at www.nexxuslighting.com

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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NEXXUS LIGHTING, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$2,948,632	$170,266
Restricted investments	—	500,000
Investments	—	2,475,000
Trade accounts receivable, less allowance for doubtful accounts of $123,837 and $84,615	2,085,343	1,317,595
Inventories, less reserve of $729,765 and $299,465	4,300,952	3,725,883
Prepaid expenses	123,180	384,308
Other assets	37,624	32,021

Total current assets	9,495,731	8,605,073

Property and Equipment:
Machinery and equipment	3,204,222	2,421,946
Furniture and fixtures	718,387	497,143
Computers and software	992,274	870,271
Leasehold improvements	564,048	555,721
Property held under capital lease	19,112	19,112

	5,498,043	4,364,193
Accumulated depreciation and amortization	(3,484,511)	(3,006,671)

Net property and equipment	2,013,532	1,357,522

Other intangible assets, less accumulated amortization of $293,694 and $66,817	3,306,533	296,981
Goodwill	2,926,158	2,880,440
Deposits on equipment	57,306	55,899
Other assets, net	44,433	121,047

	$17,843,693	$13,316,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,422,160	$1,107,720
Accrued severance and lease termination costs	588,181	—

Accrued compensation and benefits	305,490	160,252
Current portion of payable to related party under acquisition agreement	497,242	218,250
Dividends payable	80,717	—
Current portion of deferred rent	56,702	53,832
Revolving line of credit	—	1,443,000
Deposits	65,157	205,711
Other current liabilities	117,445	—

Total current liabilities	5,133,094	3,188,765

Payable to related party under acquisition agreement, less current portion	100,000	100,000
Deferred rent, less current portion	166,172	204,516
Other liabilities	17,059	—

Total liabilities	5,416,325	3,493,281

Stockholders’ Equity:
Series A convertible preferred stock, $.001 par value, 3,000 shares authorized, 1,571 and none issued and outstanding	774,646	—
Common stock, $.001 par value, 25,000,000 shares authorized, 8,134,132 and 6,979,103 issued and outstanding	8,134	6,980
Additional paid-in capital	32,721,442	20,523,602
Accumulated deficit	(21,076,854)	(10,706,901)

Total stockholders’ equity	12,427,368	9,823,681

	$17,843,693	$13,316,962

NEXXUS LIGHTING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007
Revenues	$14,232,769	$10,200,349
Cost of sales	10,753,118	7,453,549

Gross profit	3,479,651	2,746,800
Operating expenses:
Selling, general and administrative	9,014,274	5,562,398
Research and development	746,836	417,661
Restructuring and impairment charge	2,922,331	—

Total operating expenses	12,683,441	5,980,059

Operating loss	(9,203,790)	(3,233,259)

Non-operating income (expense):
Interest income	62,347	295,379
Other income	41,822	36,684
Debt extinguishment costs	(628,271)	—
Abandoned offering costs	(318,853)	—
Interest expense	(323,208)	(38,940)

Total non-operating (expense) income, net	(1,166,163)	293,123

Net loss	$(10,369,953)	$(2,940,136)
Preferred stock dividends:
Amortization of the preferred stock beneficial conversion feature and preferred stock discount	(61,279)	—
Accrual of preferred stock dividends	(80,717)	—

Net loss attributable to common stockholders	$(10,511,949)	$(2,940,136)

Basic and diluted loss per common share attributable to common stockholders	$(1.35)	$(0.44)
Basic and diluted weighted average shares outstanding	7,790,708	6,751,947

NEXXUS LIGHTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
Cash Flows from Operating Activities:
Net loss	$(10,369,953)	$(2,940,136)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	486,313	491,022
Amortization of intangible assets and other assets	191,126	(31,783)
Amortization of deferred financing costs and debt discount	187,839	—
Amortization of deferred rent	(35,474)	(40,374)
Loss on disposal of property and equipment	—	1,125
Debt extinguishment costs	628,271	—
Abandoned offering costs	318,853	—
Interest expense paid by issuance of preferred stock and warrants	92,630	—
Restructuring and impairment charge	2,922,331
Increase in inventory reserve	258,688	25,337
Bond discount amortization	—	(18,798)
Stock-based compensation	430,100	228,585
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable, net	(392,055)	31,145
(Increase) decrease in inventories	(312,268)	211,240
Decrease (increase) in prepaid expenses	261,128	(122,456)
Decrease (increase) in other assets	15,928	(6,081)
Increase (decrease) in accounts payable and related party payable	1,299,562	(168,244)
Increase in accrued compensation and benefits	115,389	35,460
(Decrease) increase in deposits	(140,554)	143,581

Total adjustments	6,327,807	779,759

Net cash used in operating activities	(4,042,146)	(2,160,377)
Cash Flows from Investing Activities:
Purchase of investments	—	(7,094,422)
Proceeds from sale of investments	2,975,000	11,109,620
Purchase of property and equipment	(842,620)	(589,147)
Acquisition of Lumificient Corporation, net of cash acquired	(2,461,934)	—
Acquisition of Advanced Lighting Systems, LLC, net of cash acquired	(115,756)	(1,818,307)
Acquisition of patents and trademarks	(166,909)	(11,621)

Net cash (used in) provided by investing activities	(612,219)	1,596,123

Cash Flows from Financing Activities:
Payments on promissory note	(9,869)	(1,157,846)
Proceeds from secured promissory notes	3,500,000	—
Net proceeds from issuance of preferred stock and warrants	3,872,633	—
Net (repayments) borrowings on revolving line of credit	(1,443,000)	1,443,000
Proceeds (expenses) from exercise of employee stock options and warrants, net	1,997,878	(75,674)
Cost incurred for abandoned offering	(318,853)	—
Deferred financing costs	(166,058)	—
Costs associated with Class B common stock conversion	—	(6,141)

Net cash provided by financing activities	7,432,731	203,339

Net Increase (Decrease) in Cash and Cash Equivalents	2,778,366	(360,915)
Cash and Cash Equivalents, beginning of period	170,266	531,181

Cash and Cash Equivalents, end of period	$2,948,632	$170,266

Supplemental Disclosure of Cash Flow Information:
Cash paid during period for interest	$42,802	$38,940
Non-cash investing and financing activities:
Deferred rent incurred for leasehold improvement credit	$—	$269,160
Fair value of promissory note warrant recorded as a debt discount at issuance	597,188	—
Issuance of common stock for acquisition	2,511,063	1,235,000
Conversion of promissory notes and accrued interest to preferred stock and warrants	3,592,630	—

NEXXUS LIGHTING, INC.

RECONCILIATION OF NON-GAAP TO GAAP

The following table reconciles the GAAP measure net loss to the non-GAAP financial measure EBITDA:

	Year Ended December 31,
	2008	2007	Change	%
Net Loss	$(10,369,953)	$(2,940,136)	$7,429,817	253%
Plus:
Interest expense	323,208	38,940	284,268	730%
Depreciation and amortization	677,439	459,239	218,200	48%
Taxes	—	—	—	—

EBITDA	$(9,369,306)	$(2,441,957)	$6,927,349	(284)%